Exhibit 99.4(j)

PROTECTIVE   LIFE   INSURANCE   COMPANY       [ P.  O.  BOX   1928       BIRMINGHAM,   ALABAMA   35282-8238 ]

ENDORSEMENT SCHEDULE

Contract #	[ 1234567890 ]

Owner 1 Name:	[ John Doe ]

Endorsement Date:	[ The Contract’s Issue Date ] -or- [ Month Day, Year ]

Monitored Sub-Accounts on the Endorsement Date:

The Allocation Adjustment program classifies each Sub-Account as either ‘monitored’ (subject to restriction); or ‘unmonitored’ (not subject to restriction). The classification of each Sub-Account on the Endorsement Date is shown in the [ Sub-Account Classification Table at the end of this endorsement ] -or- [ Contract’s Schedule ].

Allocation Adjustment Preservation (AAP) Sub-Account on the Endorsement Date:	[ The OppenheimerFunds Money Sub-Account ]

ALLOCATION ADJUSTMENT PROGRAM ENDORSEMENT

We are amending the Contract to which this endorsement is attached to add the option to participate in our Allocation Adjustment program.  There is no cost to you to participate in this program.

The terms and conditions in this endorsement supersede any conflicting provision in the Contract and continue until the endorsement is terminated.  Contract provisions not expressly modified by this endorsement remain in full force and effect.

The Allocation Adjustment Program — The Allocation Adjustment program (the “program”) is a risk-mitigating mechanism based on the relationship of a Sub-Account’s current Accumulation Unit Value (“AUV”) to its 12-month Simple Moving Average (“SMA”).  The program uses this relationship to control access to the Sub-Account.  When, on any monthly anniversary, a Sub-Account’s AUV is the same as, or falls below its 12-month SMA, we restrict access to that Sub-Account.  The restriction is lifted when on a subsequent monthly anniversary, that Sub-Account’s AUV rises above its 12-month SMA.  A ‘monthly anniversary’ is the Contract’s Issue Date, and the same day as the Issue Date in each subsequent month.  (If needed to complete a full 12-month SMA calculation, ‘monthly anniversary’ will also include that date in months that precede the Issue Date.)

To facilitate administration of the program, each Sub-Account is classified as either ‘monitored’ or ‘unmonitored’.  Only ‘monitored’ Sub-Accounts are subject to restriction under the program.  See the Endorsement Schedule for the classification of Sub-Accounts as of the Endorsement Date.  We may re-classify a Sub-Account at any time, and will promptly notify you of the change in writing.

Throughout the remainder of this endorsement, every instance of the term “Sub-Account” shall be interpreted to mean “monitored Sub-Account” unless otherwise specified.

Calculating the 12-month SMA.  A Sub-Account’s 12-month SMA on any monthly anniversary is the arithmetic average of its AUV on the current, and each of the last 11, monthly anniversaries.  (The methodology described in the ‘Accumulation Unit Values’ provision of the Contract is used to determine AUVs prior to the Sub-Account’s inception date, if those values are needed for the calculation.)  If any monthly anniversary is not a Valuation Day or does not occur in the month, the SMA calculation and any resulting allocation adjustment transfers (or, “program transfers”) will process as of the next Valuation Period.

ICC13-VDA-P-5024	[ 11/13 ]

Using the 12-month SMA to Restrict Access to a Sub-Account.  On each monthly anniversary you participate in the program, we compare the Sub-Account’s 12-month SMA to its AUV on that date. If the Sub-Account’s AUV is lower than, or equal to its 12-month SMA, we temporarily restrict access to that Sub-Account.

On the date we restrict access to a Sub-Account, any Contract Value allocated to it will be transferred to the Allocation Adjustment Preservation (“AAP”) Sub-Account.  Notwithstanding any contrary provision in the Contract, you may not allocate any new Purchase Payment or any existing Contract Value into a restricted Sub-Account.  Instructions to allocate Purchase Payments or Contract Value into a restricted Sub-Account — including but not limited to automated transfers associated with dollar cost averaging or periodic portfolio rebalancing — will result in those amounts being allocated to the AAP Sub-Account.  The AAP Sub-Account on the Endorsement Date is shown on the Endorsement Schedule.

We may change the AAP Sub-Account at any time, and will promptly notify you of the change in writing.  If this occurs, any Contract Value in the old AAP Sub-Account will be transferred into the new AAP Sub-Account as of the end of the Valuation Period during which the change is effective.

Using the 12-month SMA to Restore Access to a Sub-Account.  We lift the restriction and restore access to a Sub-Account on the next monthly anniversary its AUV rises above its 12-month SMA (or the monthly anniversary on or after the date a Sub-Account becomes unmonitored, if it is restricted at that time).  When the restriction is lifted, we transfer the applicable portion of the AAP Sub-Account Value back into the previously restricted Sub-Account, provided that Sub-Account is included in your Contract allocation on that date.  Otherwise, we will transfer the applicable portion according to the Contract allocation in effect on the date the restriction is lifted.  The ‘applicable portion’ is the pro rata share of the AAP Sub-Account Value attributable to the previously restricted Sub-Account on that date.

When access to a Sub-Account is restored, you may resume allocating Purchase Payments and Contract Value into it.

Allocation Adjustment Transfers.  We will send you a written confirmation of all program transfers.  They will not count against the yearly transfer limit shown on the Contract’s Schedule.

Program Participation Guidelines — If the program was available on the Contract’s Issue Date, you told us on the Application whether to enroll you on that date.  After the Issue Date, you give us any instructions regarding program participation by Written Notice.

We reserve the right to limit the number of program participation instructions we accept to one per contract month.   We will notify you in writing if we exercise the right to enforce the limitation.  When the limitation is in effect, we will not act on any program participation instruction we receive after the first in any contract month.  A ‘contract month’ is the period of time between any two consecutive monthly anniversaries.

Starting Participation in the Program.  If you did not enroll in the program on the Contract’s Issue Date (or if the program was first available to you after the Issue Date), you may enroll anytime prior to the Annuity Date.  Your participation in the program will begin as of the end of the Valuation Period we receive your enrollment instruction.  If that day is a monthly anniversary, we use the 12-month SMA and AUV on that date to determine each Sub-Account’s status.  If that day is not a monthly anniversary, we determine each Sub-Account’s status as of the most recent prior monthly anniversary.

On any date you enroll in the program, we will first re-balance your Contract Value according to the Contract allocation instruction in effect at that time.  If any Contract Value is allocated to a Sub-Account that was restricted on the determination date, we will transfer the entire value allocated to the restricted Sub-Account to the AAP Sub-Account.  Then, we continue to compare each Sub-Account’s AUV to its 12-month SMA on each monthly anniversary you participate in the program and make the appropriate program transfers as described in The Allocation Adjustment Program section, above.

Suspending Participation in the Program.  You may suspend your participation in the program anytime prior to the Annuity Date.  We will end your participation in the program and remove any restrictions on the Sub-Accounts as of the end of the Valuation Period during which we receive your instructions.

Your suspension instruction may also tell us what to do with amounts in the AAP Sub-Account, if any.  However if you do not include that instruction, Contract Value allocated to the AAP Sub-Account on the suspension date will remain there, subject only to any superseding instruction that affects your Contract allocation.

Suspending your participation in the program does not prevent you from re-enrolling in the program.

Contract Allocation Instructions and Restrictions on Transfers Among Investment Options — Program transfers — particularly those that occur when a Sub-Account restriction is lifted — are based on the Contract allocation instruction in effect at that time.   It is important that the instruction remain current.  To help assure that, we impose these administrative rules:

1)             Any allocation instruction that accompanies a new Purchase Payment or a change in your dollar cost averaging allocation instructions also changes the Contract allocation.

2)             Notwithstanding any contrary provision in the Contract’s ‘TRANSFERS’ section, you must send us a new Contract allocation if you wish to transfer Contract Value among the Investment Options while participating in the program.

3)             Anytime the Contract allocation changes, we will re-allocate the Contract Value according to the new Contract allocation.

4)             Changes in the Contract allocation will count against the yearly transfer limit shown in the Contract’s schedule.

Any Purchase Payments applied to the Contract, transfers that facilitate dollar cost averaging, and portfolio rebalancing will be made according to the Contract allocation contained in our records at that time.

Reports — The statements described in the Contract’s ‘Reports’ provision will also include information about any Sub-Account transfers associated with the Allocation Adjustment program.  This includes transfers during your participation in the program, as well as transfers associated with starting or suspending your participation in the program.

Termination — This endorsement terminates as of the Valuation Period during which any of the following first occur:

1)             The Contract Value is applied to an Annuity Option; or

2)             The Contract to which this endorsement is attached is surrendered or otherwise terminated; or

3)             A rider that includes an allocation adjustment program is made a part of this Contract.

Suspending your participation in the Allocation Adjustment program does not terminate this endorsement, unless it coincides with one of the events described above.

Signed for the Company and made a part of the Contract as of the Endorsement Date.

PROTECTIVE LIFE INSURANCE COMPANY

[		]
[ Secretary ]

PROTECTIVE   LIFE   INSURANCE   COMPANY       [ P.  O.  BOX   1928       BIRMINGHAM,   ALABAMA   35282-8238 ]

SUB-ACCOUNT CLASSIFICATION TABLE

FOR THE ALLOCATION ADJUSTMENT PROGRAM ENDORSEMENT

(as of the Endorsement Date)

Sub-Accounts of the Protective Variable Annuity Separate Account

Unmonitored Sub-Accounts	Monitored Sub-Accounts
[ Fidelity Investment Grade Bond Service Class 2	[ ClearBridge Mid Cap Core Class II
Franklin U. S. Government Class 2	ClearBridge Small Cap Growth Class II
Goldman Sachs Global Market Navigator Service Shares	Fidelity Contrafund® Service Class 2
Invesco Balanced Risk Allocation Series II	Fidelity Index 500 Service Class 2
Invesco Government Securities Series II	Fidelity Mid Cap Service Class 2
Legg Mason Dynamic Multi-Strategy Class II	Franklin Flex Cap Growth Class 2
Lord Abbett Bond Debenture	Franklin Income Class 2
MFS Research Bond Service Class	Franklin Rising Dividends Class 2
OppenheimerFunds Global Strategic Income Service Class	Franklin Small Cap Value Class 2
OppenheimerFunds Money	Franklin Small-Mid Cap Growth Class 2
PIMCO Global Diversified Allocation Advisor Class	Goldman Sachs Growth Opportunities Service Shares
PIMCO Long-Term U. S. Government Advisor Class	Goldman Sachs Mid Cap Value Service Shares
PIMCO Low Duration Advisor Class	Goldman Sachs Strategic Growth Service Shares
PIMCO Real Return Advisor Class	Goldman Sachs Strategic International Equity Service Shares
PIMCO Short-Term Advisor Class	Invesco American Value Series II
PIMCO Total Return Advisor Class	Invesco Comstock Series II
Templeton Global Bond Class 2 ]	Invesco Equity and Income Series II
Invesco Global Real Estate Series II
Invesco Growth and Income Series II
Invesco International Growth Series II
Invesco Mid Cap Growth Series II
Invesco Small Cap Equity Series II
Lord Abbett Calibrated Dividend Growth
Lord Abbett Classic Stock
Lord Abbett Fundamental Equity
Lord Abbett Growth Opportunities
Lord Abbett Mid Cap Stock
MFS Emerging Markets Equity Service Class
MFS Growth Service Class
MFS International Value Service Class
MFS Investors Growth Stock Service Class
MFS Investors Trust Service Class
MFS New Discovery Service Class
MFS Research Service Class
MFS Total Return Service Class
MFS Utilities Service Class
MFS Value Service Class
Mutual Shares Class 2
OppenheimerFunds Capital Appreciation Service Class
OppenheimerFunds Global Service Class
OppenheimerFunds Main Street® Service Class
PIMCO All Asset Advisor Class
Royce Micro-Cap Service Class
Royce Small-Cap Service Class
Templeton Developing Markets Class 2
Templeton Foreign Class 2
Templeton Growth Class 2 ]

ICC13-VDA-P-5025	[11/13]

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